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Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                              UNITY HOLDINGS, INC.

                                   ARTICLE ONE
                                      NAME

    The name of the corporation is Unity Holdings, Inc. (the "Corporation").

                                   ARTICLE TWO
                       INITIAL REGISTERED OFFICE AND AGENT

         The street address and county of the initial registered office of the corporation shall be at 19 South Public Square, Suite 103, Cartersville, Bartow County, Georgia 30120. The initial registered agent of the corporation at such address shall be Michael L. McPherson.

                                  ARTICLE THREE
                                 CAPITALIZATION

                 The Corporation shall have the authority, exercisable by its board of directors (the "Board of Directors"), to issue up to 10,000,000 shares of voting common stock, par value $.01 per share (the "Common Stock").

         The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation (a "Preferred Stock Designation"), which is effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the "Code") in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                  ARTICLE FOUR
                                  INCORPORATOR

             The name and address of the incorporator is as follows:

                              Neil E. Grayson, Esq.
                           999 Peachtree Street, N.E.
                          First Union Plaza, Suite 1400
                             Atlanta, Georgia 30309


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                                  ARTICLE FIVE
                       MAILING ADDRESS OF PRINCIPAL OFFICE

         The mailing address of the initial principal office of the corporation is as follows:

                        19 South Public Square, Suite 103
                           Cartersville, Georgia 30120

                                   ARTICLE SIX
                        LIMITATION ON DIRECTOR LIABILITY

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

         (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

         (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

         (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

         (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                  ARTICLE SEVEN
                                INITIAL DIRECTORS

       The name and address of the initial director of the corporation is:

                              Michael L. McPherson
                        19 South Public Square, Suite 103
                           Cartersville, Georgia 30120


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                                  ARTICLE EIGHT
                      CONSIDERATION OF OTHER CONSTITUENCIES

         In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

                                  ARTICLE NINE
                    NAME AND ADDRESS OF THE SOLE INCORPORATOR

         The sole incorporator is Neil E. Grayson, whose address is 999 Peachtree Street, N.E., Suite 1400, First Union Plaza, Atlanta, Georgia 30309.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

                                            /s/ Neil E. Grayson
                                            -------------------
                                            Neil E. Grayson
                                            Sole Incorporator

                                            Date:   October 6, 1997
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